AGREEMENT
for
TRANSFER OF SHARES OF COMMON STOCK
of
EUROSITE POWER INC.
Parties:

American DG Energy Inc. (“ADGE”) EuroSite Power Inc. (“EUSP”)	Jacques de Saussure Elias Samaras	John Hatsopoulos Trifon Natsis and Despina Pantopoulou

For good and valuable consideration and intending to be legally bound, the parties irrevocably agree to the following transactions, to be effective immediately.
ADGE, together with Messrs. Samaras and de Saussure, irrevocably agree to sell and purchase, respectively, shares of common stock (“EuroSite Shares”) of EUSP owned by ADGE as follows:

◦	ADGE will sell and Jacques de Saussure will purchase, immediately following the execution hereof, 3,000,000 EuroSite Shares at $0.40 per share or $1,200,000 in total; and

◦	ADGE will sell and Elias Samaras will purchase, immediately following the execution hereof, 2,500,000 EuroSite Shares at $0.40 per share or $1,000,000 in total.
The foregoing purchases and sales result in gross proceeds to ADGE of $2,200,000. ADGE agrees to immediately pay over that amount to Mr. Trifon Natsis and Mrs. Despina Pantopoulou Natsis (the “Debt Holders”) to reduce the amount owing with respect to a portion of the 6% convertible notes of ADGE held by RBC cees Nominees Limited. It is understood by the parties that the reduction in the face amount of principal on such indebtedness will be $2,200,000 plus interest of $217,582 previously prepaid by ADGE on such amount with the coupon being 0% until scheduled maturity.
John Hatsopoulos and Trifon Natsis each agrees to use his best efforts to ensure that the above transactions, as well as the conversion of certain promissory notes of ADGE into EuroSite Shares, take place as agreed, but without requirement to expend any personal funds. Notwithstanding the foregoing, the parties acknowledge that Mr. Natsis does not and cannot in any way influence or control the actions of RBC cees Nominees Limited.
Trifon Natsis and Despina Pantapoulou hereby relinquish all of their rights with respect to warrants they own to purchase shares of EUSP common stock from ADGE, the amount underlying the warrants being 414,000 shares of EUSP common stock; they also agree to immediately return the related warrant certificates to ADGE for cancellation.
The EuroSite Shares are restricted securities under the U.S. Federal securities laws; will be transferred to the purchasers free and clear of any liens, security interests, encumbrances, rights and restrictions of any nature, and may be further transferred by the purchasers only in accordance with the provisions of the U.S. Securities Act of 1933.
Date: August 9, 2016

American DG Energy Inc. By: ____________________ Name: Title: EUROSITE POWER INC. By: ____________________ Name: Title:	__________________ Jacques de Saussure __________________ Elias Samaras __________________ John Hatsopoulos	__________________ Trifon Natsis __________________ Despina Pantopoulou